UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2018

HECLA MINING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d'Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On May 10, 2018, Hecla Mining Company held its first quarter 2018 financial results conference call. In that call, Hecla included the following statements regarding its previously announced proposed acquisition of Klondex Mines Ltd.:

THE FOLLOWING IS A TRANSCRIPT OF A PORTION OF HECLA’S FIRST QUARTER 2018 FINANCIAL RESULTS CONFERENCE CALL WHICH TOOK PLACE ON MAY 10, 2018, AND WHICH IS POSTED ON HECLA’S WEBSITE.

Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer made the following statement:

“So with this understanding of the importance of having the right ground and a lot of it, that's what led us to Klondex. When we looked at Klondex, we saw things similar to what we see at Greens Creek and Casa. We saw 3 large, in this case, Nevada properties, as big as those that we already have. And we saw extraordinary grades, similar to what we saw -- we see at Greens Creek. We saw the likelihood of converting the Fire Creek resources that are identified at a higher grade as we develop it, and we saw numerous operational improvement possibilities. And we saw properties where the exploration team at Klondex seems to crack the code geologically for making further discoveries. But there's still a lot to learn. And we expect the deal to close around the end of June, so everything is on track. We will revise our guidance for the company for Hecla, incorporating these assets and taking into account the lower cost-per-ounce that we've seen in the first quarter as a result of the throughput and the higher base metals prices. We'll do that in the second half of the year.”

. . .

Lindsay A. Hall, Hecla’s Senior Vice President and Chief Financial Officer made the following statements:

“Cash, cash equivalents and short-term investments totaled $247 million for the quarter ended March 31, 2018, which included the proceeds from Ressources Quebec loan of some $31 million. So with the cash and the undrawn revolver we’re in good shape to finance the cash portion of the pending Klondex transaction.”

. . .

“In addition, we have Lucky Friday suspension costs of $2.9 million, higher than last year given the strike was for a full quarter this year. Also, our higher exploration costs of $2.8 million are greater this year as we’ve put our cash to work at increasing our reserves and resources, plus we incurred $2.5 million of costs in connection with the pending Klondex acquisition.”

…

“So in summary, the operations are performing well, cash cost and all-in sustaining cost after by-product credits are much lower and margins and liquidity are strong. We’re optimistic about the potential for 2018 and beyond as we turn our attention to the acquisition and integration of the Klondex Nevada mines.”

. . .

Lawrence P. Radford, Hecla’s Senior Vice President – Operations made the following statements:

“I would like to talk about the Klondex transaction and share with you some of the strengths and opportunities from my perspective. Having worked 14 years at Goldstrike, I can assure you that Nevada is a great place to have an operation and to conduct exploration. To start with I was very impressed with the quality of the teams at the mines, they are very good miners who are focused on productivity measures and safety. We can add value by putting together comprehensive life of mine plans that unite the 3 operating mines, the one mill, and the Hatter Graben project. I see opportunities to improve recoveries of Hollister ore with the completion of a CIL installation. In concert with the Fire Creek management team, I believe that the tonnage at Fire Creek can be ramped up as Midas depletes the existing reserve. The Fire Creek reserve was run at a cutoff grade of 0.288 oz/ton, which implies costs of about $320/ton, so there is likely opportunity to improve costs and reduce the cutoff grade. It is also important that we maintain the good relationship with the Shoshone Tribe, which Klondex has done a good job with. We will push the construction of a new tailings facility this season, as there is little overlap between the filling of the old facility and the commissioning of the new facility.”

. . .

Dr. Dean W.A. McDonald, Hecla’s Senior Vice President – Exploration made the following statements:

“I’m very excited about the exploration opportunities in northern Nevada once the acquisition of Klondex is concluded. Itis rare that you can acquire 110 square miles of exploration ground in northern Nevada that lies within or at the intersection of prolific trends or rifts. They have a great team of geologists, with a significant understanding of the properties, and we look forward to working together to realize the potential of this ground.”

Question and Answer Session:

A listener asked the following question:

“You've made what I still think is a very good transaction there with that Klondex acquisition. I mean, the deal should probably close sometime next month. At that time, is it fair to say that you're willing and able to put your war chest back to use and look for another target? I mean, on the one hand side, I guess, the Klondex Nevada assets are between hard and impossible to replicate.”

Mr. Baker gave the following response:

“The first order of business will be to bring this asset in and have it realize its potential, so we will be focusing on that . . . but first order of business is going to be focusing on these Nevada assets.”

A listener asked the following question:

“Very complementary of the Klondex assets in the prepared remarks and the release. And at the same time, on Slide 17 of the presentation today, you identified a long list of optimization opportunities. And I wondered if you could maybe elaborate on maybe the 3 or 4 greatest ones of that list, and maybe put some numbers around it? And then also how quickly we could see those benefits flow through, I would appreciate your perspective.”

Mr. Baker gave the following response:

“I think that the first one is when we look at the resource grade, it's lower than what the reserve grade is. And when we look back historically what's happened is, as they do the development, as they mine it, the grade actually increases and increases in the range of roughly 100% to 300% or 400%. So it's a dramatic change that happens, and we don't see anything that would suggest that will not happen going forward. And when we've done our assumptions on what would happen, it's -- we're quite conservative relative to what they've done in the past. We also just see the ability to take our team of people that do an excellent job of planning and being able to help these guys do more short and long-range planning. And then when you look at the cutoff grade and you think, okay, you got a cut-off grade that's 1/4 of an ounce, 1/3 of an ounce, is there the opportunity through better planning, through better materials handling to actually lower that cutoff grade and make even more material economic and/or improve the margins on what you do mine. So those -- in my mind, those are the things that sort of strike me.”

Mr. Radford also responded as follows:

“On the strength side, I think there are good teams at the mines. They're very expert at very narrow vein, long-haul mining and a few other stoping techniques that aren't used commonly because most mines just don't have these super narrow high-grade veins. These guys are really good at it, they have great safety record, good teams there. And then the other thing on the strength side is, obviously, the asset themselves, the grade, the exploration potential. It's just -- I think somebody said it earlier in the call that you can't carbon copy this stuff. It's kind of a one-of-a-kind opportunity to pick up these assets. Going over the opportunities, I think the couple of things that really stand out for me. The development of a comprehensive life-of-mine plan is our first order business, and we hope to have it done before closing. So there's 3 mines here, they're very different in terms of how many years of life they have left. And then there's the Hatter Graben project, which is a very long-term, very perspective project. And all of this has to be tied into a development plan that makes sense. So I see that as a job one, I see it as a huge opportunity. It may very well lead us to development. So the development of Hatter Graben, development -- further development of Fire Creek so that we can ramp-up tonnage at Fire Creek and ensure that it's a long-lived operation. So those are the things that really stand out for me.”

A listener asked the following question:

“There was a question earlier on more M&A, how does that compare to maybe reducing leverage a little bit? Or also capital returns in the form of dividends or buybacks?”

Mr. Baker gave the following response:

“Look, first order of business is making these assets operate like we’ve been able to make Greens Creek and Casa. If there’s anything we’ve been trying to do, in our discussion with people, it’s been to emphasize the process that we’ve gone through with Greens Creek and with Casa and the belief that we can apply that to these Nevada assets. And so when we think about capital allocation, it’s going to be to our Greens Creek, Casa Berardi, San Sebastian and to the Nevada assets, that’s job one.”

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any of the Company’s filings or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:      May 10, 2018

Hecla Mining Company

By:	/s/ David C. Sienko
David C. Sienko Vice President & General Counsel